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                                 EXHIBIT 10.26

                         SERVICE AMERICA SYSTEMS, INC.
                   (FORMERLY CONVENIENT HOME SERVICES, INC.)
                           DEFERRED COMPENSATION PLAN

                          (EFFECTIVE JANUARY 1, 1994)
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         The purpose of this Plan is to provide certain deferred compensation benefits to a select group of management and highly compensated employees.

         The Plan's benefits are not insured by the Pension Benefit Guaranty Corporation. The Plan is intended to provide deferred compensation within the scope of Sections 201(2), 301(a) (3) and 401(a) (1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. The Plan is intended to be an unfunded arrangement for purposes of ERISA.





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SECTION 1. DEFINITIONS

         1.1 "Account" or "Deferred Compensation Account" means the bookkeeping account maintained for each Participant.

         1.2 "Beneficiary" means the person or entity designated by a Participant in a "Designation of Beneficiary" form prescribed by and filed with the Committee for this Plan. A "Beneficiary" may include the Participant's estate or a trust. A Participant may at any time change a designation of a Beneficiary by filing a new Designation of Beneficiary form with the Employer. If a Participant has not made an effective designation, or if a Beneficiary does not survive the Participant, then "Beneficiary" means the Participant's estate. In the event the Committee has any doubt as to the proper person or entity entitled to receive payments under the Plan, then the Committee may cause payments to be withheld until the matter is decided by a court of competent jurisdiction.

         1.3 "Board of Directors" means the Board of Directors of the Company.

         1.4     "Code" means the Internal Revenue Code of 1986, as amended.

         1.5 "Committee" means the committee designated to administer the Plan as described in Section 2. The Committee shall also be known as the Benefit Plan Committee.

         1.6 "Company" means Service America Systems, Inc. (formerly Convenient Home Services, Inc.).

         1.7 "Compensation" means, for purposes of this Plan, the amount of compensation paid to an Employee during each calendar month computed in accordance with the definition of "Compensation" as set forth in Exhibit A attached hereto and made a part hereof.

         1.8 "Deferred Compensation Benefits" means the benefits described in this Plan.

         1.9 "Deferred Compensation Plan" or "Plan" means this Service American Systems, Inc. Deferred Compensation Plan (formerly Convenient Home Services, Inc. Deferred Compensation Plan), as amended from time to time.

         1.10    "Effective Date" means January 1, 1994.

         1.11 "Eligible Employee" means a management or highly compensated Employee designated by the Committee from time to time as eligible to participate in the Plan. The Committee may revoke this designation at any time.





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         1.12    "Employee" means any person who is employed by the Employer.

         1.13 "Employer" means the Company and any other entity which has adopted this Plan with the authorization of the Company.

         1.14    "Entry Date" means the first day of each calendar month.

         1.15 "Participant" means each Eligible Employee who joins the Plan and participates in the Plan.

         1.16 "Permanent Disability" means an Employee's termination of service with the Employer due to a physical or mental disability which permanently disables the Employee from performing the customary duties of his regular job with the Employer.

         1.17    "Plan Year" means the twelve-month period ending on December
31.

         1.18 "Related Company" means any other entity required to be aggregated with the Company for a relevant purpose under Section 414 of the Code.

         1.19 "Retirement" means (a) normal retirement from employment with the Employer at age 65; (b) early retirement from employment with the Employer from age 55 to 65 with no fewer than 10 years of Service; or (c) postponed retirement from employment with the Employer after age 65.

         1.20 "Retirement and Savings Plan" means the Service American Systems, Inc. (formerly Convenient Home Services, Inc. Retirement and Savings
Plan), as amended from time to time.

         1.21    "Valuation Date" means the last business day of each month.

SECTION 2. ADMINISTRATION

         2.1 PLAN ADMINISTRATOR. The Plan shall be administered by a Committee whose members are designated from time to time by the Company. The Committee shall consist of no fewer than three individuals.

         2.2 DUTIES OF PLAN ADMINISTRATOR. The Committee may establish such rules and regulations, not inconsistent with the provisions of the Plan, as it deems necessary for the proper administration of the Plan, and may amend or revoke any rule or regulations so established. The Committee may make such determinations and interpretations under or in connection with the Plan as it deems necessary or advisable. Subject to the provisions of Section 8.5 of this Plan, all such rules, regulations, determinations and interpretations shall be binding and conclusive





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upon the Company, the Employer, their shareholders, Employees, Participants, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

         2.3 METHOD OF ACTION. Any action required or permitted to be taken by the Committee under this Plan may be taken in accordance with the applicable provision(s) of the By-Laws of the Company.

SECTION 3. PARTICIPATION

         3.1 GENERAL. Each Eligible Employee who becomes a Participant is eligible to receive benefits under the Plan.

         3.2 PARTICIPATION DATE. Each Eligible Employee on the Effective Date shall become a Participant on the Effective Date. Each Employee who thereafter becomes an Eligible Employee becomes a Participant on the Entry Date that coincides with or immediately follows the date he becomes an Eligible Employee.

         3.3 CONTINUANCE OF PARTICIPATION. Each Participant's participation in the Plan shall continue until the first to occur of the following events:

                                  (a)      his death;

                                  (b)      his severance from employment;

                                  (c)      his Retirement;

                                  (d)      his Permanent Disability; or

                                  (e)      termination of the Plan.


SECTION 4. CONTRIBUTIONS

         The Employer shall establish on its books of account a reserve fund equal to the value of all Plan benefits currently accrued in favor of Participants. The entire cost of this Plan shall be paid from the general assets of the Employer. It is the intent of the Employer to so pay benefits under the Plan as they become due; provided, however, that the Employer may, in its sole discretion, establish or cause to be established a separate trust, pursuant to a trust agreement, and a separate trust account for each Participant and direct that some or all of a Participant's benefits under the Plan be paid from the general assets of the Employer which are transferred to such trust and held in such trust as property of the Employer subject to the claims of the Employer's creditors until such time as benefit payments pursuant to the Plan are made from such assets in accordance with such trust agreement. Until any such payment is so made, neither the Plan nor any





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Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, such assets. No liability for the payment of benefits under the Plan shall be imposed upon any officer, director, employee, or stockholder of the Employer or Company.

SECTION 5. PARTICIPANT ACCOUNTS; INVESTMENTS

         5.1 PARTICIPANT ACCOUNTS. The Committee will establish a separate Account for each Participant. Each Participant's Account will be credited with the annual benefit amount described in Sections 6.1, 6.2 and/or 6.3. The Committee may also establish such Sub-Accounts as may be necessary to reflect specific investments which are elected by a Participant pursuant to Section 5.3.

         5.2 STATEMENTS OF PARTICIPANTS' ACCOUNTS. As soon as practicable after the end of each calendar quarter, the Committee shall cause to be delivered or mailed to each Participant a statement setting forth the status of the Participant's Account as of the end of the calendar quarter.

         5.3 INVESTMENTS. In the event general assets of the Employer are transferred to a separate trust account for a Participant as permitted under
Section 4, such Participant may make an investment election in the manner and form prescribed by the Committee directing the manner in which amounts contained in such separate trust account shall be invested; provided, however, that all such elections shall be subject to the approval of the Employer and the Employer has the right to restrict such investment to certain designated investment funds. The portion of a Participant's trust account, if any, which is not invested pursuant to the Participant's investment election hereunder shall be invested in the trust in a manner to be determined by the Employer. The portion of a Participant's trust account which is invested pursuant to the Participant's investment election hereunder shall be known as the Directed Investment Trust Account, while the portion of a Participant's trust account which is not invested pursuant to such an election shall be known as the General Trust Account.

         5.4 INVESTMENT EXPERIENCE. In addition to crediting each Participant' s Account with the annual benefit amount described in Sections 6.1, 6.2 and/or 6.3, each such Account shall be adjusted each month as follows:

                 (a) The portion, if any, of a Participant's Account which is not contained in a separate trust account, shall be credited monthly with interest at a rate to be established by the Employer from time to time.

                 (b) The portion, if any, of a Participant's Account which consists of the Directed Investment Trust Account shall be





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credited or debited with the investment earnings or investment losses, as the case may be, specifically experienced by such directed investments.

                 (c) The portion, if any, of a Participant's Account which consists of the General Trust Account shall be credited or debited with the investment earnings or investment losses, as the case may be, experienced by the trust investments (excluding those investments in all Directed Investment Trust Accounts). Such investment earnings or losses shall be allocated in the ratio that the Participant's General Trust Account bears to all General Trust Accounts.

SECTION 6. ANNUAL BENEFIT AMOUNTS

         6.1     Excess Benefits.
                 ----------------
         As of the last day of each month, there will be credited to the Account of each Participant who is a Participant in the Retirement and Savings Plan the amount by which all Employer contributions to the account (or accounts) of the Participant for each month of each Plan Year commencing on or after the Effective Date is less than the amount which would have been so contributed by the Employer without regard to (a) the annual contribution limitations as set forth in Section 415 of the Code and (b) the maximum annual compensation considered under qualified retirement plans pursuant to Section 401(a)(17) of the Code.

         6.2     Deferred Compensation Benefits.
                 -------------------------------
                 (a) As of the last day of each month, there will be credited to the Account of each Participant described in subsection (b) an amount equal to 6% of the Participant's Compensation, plus 5% of the Participant's Compensation in excess of the maximum wage base under the Social Security Act (determined as of the first day of the Plan Year).

                 (b) The amount described in subsection (a) will be credited to the Accounts of Participants who are Participants on the last day of the month or who lost their status as a Participant before the last day of the month because of death, Permanent Disability or Retirement.

         6.3     Elective Benefits.
                 ------------------
                 (a) Each Participant in the Retirement and Savings Plan whose contributions to such Plan are limited or reduced due to the limitations set forth in Sections 401(k)(3) and/or 401(m) of the Code shall be entitled to make a salary reduction election as described below. As of the last day of each month, there will be credited to the Account of each such Participant an amount pursuant to a salary reduction agreement executed by the Participant. Such amount shall not exceed 15% of the Participant's Compensation, reduced by any amount contributed to the Retirement and Savings Plan pursuant to a similar salary reduction agreement executed by





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the Participant.  In addition, the Employer shall make a matching contribution in the same manner as provided for in the Retirement and Savings Plan, reduced by any such matching contributions actually made to the Retirement and Savings Plan; provided, however, that the maximum amount of matching contributions set forth in the Retirement and Savings Plan shall apply in the aggregate to salary reduction contributions under both the Retirement and Savings Plan and this Plan.

                 (b) The election under subsection (a) shall be made on or before the date of commencement of participation under the Plan. Such salary reduction contributions shall commence with the first payment of compensation made after the date on which such salary reduction election is effective. A Participant may suspend all contributions pursuant to the election at any time.

         6.4     Vesting.
                 --------
                 (a) A Participant will at all times have a fully vested interest in amounts credited to his Account which are attributable to salary reduction contributions made by such Participant pursuant to Section 6.3(a).
In addition, a Participant will have a fully vested interest in all amounts credited to his Account hereunder upon Retirement, severance while eligible for Retirement, Permanent Disability or upon death prior to Retirement or Permanent Disability.

                 (b) If a Participant terminates his employment with the Employer prior to his Retirement, Permanent Disability or death, amounts credited to his Account (other than those amounts attributable to salary reduction contributions made pursuant to Section 6.3(a)) shall be vested in accordance with the following schedule:

                 Years of Service                  Vested Interest
                 ----------------                  ---------------
                 Less than 3                                  0%
                 3 or more                                  100%

Such Participant shall forfeit the unvested portion of his Account. All amounts so forfeited shall revert to the credit of the Employer. A Participant shall be credited with a year of service hereunder for each Plan Year during which he completes at least 1,000 hours of service with the Employer.

SECTION 7.       DISTRIBUTION OF BENEFITS

         7.1 TIME OF PAYMENT. Upon termination (due to Retirement, Permanent Disability, severance or death) of a Participant's employment with the Employer, the Participant's Account established pursuant to the Plan shall be valued as of the first Valuation Date thereafter and shall be paid to the Participant, or in the event of his death, to his Beneficiary. Distribution to a Participant or Beneficiary shall commence within 30 days after the Participant's termination of employment.





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         7.2     Form of Payments.
                 -----------------
                 (a) Deferred Compensation Benefits will be paid to the Participant and/or his Beneficiary according to one of the following methods, as elected by the Participant upon the commencement of his participation in the
Plan:

                          (1)     A single lump sum payment.

                          (2)     Monthly installments (not less than 12 nor
more than 120). The amount of each installment shall be determined by dividing the Participant's Account balance as of the Valuation Date immediately preceding the applicable installment payment date by the remaining number of installment payments. Installment payments will be adjusted for the Account's share of earnings or losses described in Section 5.4.

                 (b) If a Participant dies before receiving all of the installment payments, then his Beneficiary will receive the remaining installments.

         7.3 WITHDRAWALS IN THE CASE OF UNFORESEEABLE EMERGENCIES. Notwithstanding the preceding, a Participant may, during his employment with the Employer, apply in the form and manner determined by the Committee to withdraw any portion of his vested Account by reason of an unforeseeable emergency. An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Withdrawals hereunder shall not be made to the extent that such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under the Plan. Withdrawals of amounts because of an unforeseeable emergency must only be permitted to the extent reasonably needed to satisfy the emergency need.

SECTION 8.       GENERAL PROVISIONS

         8.1 Nothing in the Plan shall confer upon any Employee any right to continue in the employ of the Employer, or shall affect the right of the Employer to terminate the employment of any Employee with or without cause.

         8.2 The Employer may make such provisions as it may deem appropriate for the withholding of any taxes which the Employer determines it is required to withhold in connection with any





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Deferred Compensation Benefit.

         8.3 Nothing in the Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to Employees generally, or to any class or group of Employees, which the Employer now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, thrift, group insurance, stock purchase, stock bonus or stock option plan.

         8.4 The Plan may be amended or terminated by the Company at any time in whole or in part. Upon termination of the Plan, each Participant will be entitled to a Deferred Compensation Benefit equal to the Deferred Compensation Benefit to which the Participant would be entitled had he been eligible for and retired on the date the Plan terminated. Participants and Beneficiaries who, as of the date of Plan termination, are otherwise entitled to receive Deferred Compensation Benefits but have not yet received them will be entitled to receive those Deferred Compensation Benefits. The Deferred Compensation Benefits described in this Section will be paid at the time the Participant or Beneficiary would have been entitled to receive them if the Plan had not terminated; provided, however, that the Employer may accelerate the payment of all but not less than all of the Deferred Compensation Benefits under the Plan, the payment of which would otherwise be deferred.

         8.5 The Employer shall have all the powers and authorities as may be necessary to carry out the provisions of the Plan, including the power and authority to interpret and construe the provisions of the Plan, to make benefit determinations and to resolve any disputes which arise under the Plan.
Whenever there is denied, whether in whole or in part, a claim for benefits under the Plan filed by any person (herein referred to as the "Claimant"), the Committee shall transmit a written notice of such decision to the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Claimant that, within 60 days of the date on which he receives such notice, he may obtain review of such decision in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or his authorized representative may request that the claim denial be reviewed by the Company by filing with the Committee a written request therefor, which request shall contain the following information:

                 (a) the date on which the Claimant's request was filed with the Committee; provided, however, that the date on which the Claimant's request for review was in fact filed with the Committee shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph;





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                 (b)      the specific portions of the denial of his claim
which the Claimant requests the Company to review;

                 (c) a statement by the Claimant setting forth the basis upon which he believes the Company should reverse the previous denial of his claim for benefits and accept his claim as made; and

                 (d) any written material (offered as exhibits) which the Claimant desires the Company to examine in its consideration of his position as stated pursuant to (c) above.

Within 60 days of the date determined pursuant to (a) above, the Company shall conduct a full and fair review of the decision denying the Claimant's claim for benefits. Within 60 days of the date of such hearing, the Company shall render its written decision on review, written in a manner calculated to be understood by the Claimant, specifying the reasons and Plan provisions upon which its decision was based.

         8.6 NONALIENATION OF DEFERRED COMPENSATION BENEFITS. No Participant or Beneficiary shall encumber or dispose of his right to receive any Deferred Compensation Benefits.

         8.7 INTEREST OF PARTICIPANT. The obligation of the Employer to pay Deferred Compensation Benefits merely constitutes the unsecured promise of the Employer to make payments when due. No Participant or Beneficiary has any security interest in, or a lien or prior claim upon, any Account or assets of the Employer. No Plan provisions shall be construed so as to place any Account or other asset in trust with the Employer for the benefit of a Participant, his Beneficiary, or his estate.

         8.8 CLAIMS OF OTHER PERSONS. The provisions of the Plan shall not be construed as giving any person, firm or corporation any legal or equitable right as against the Employer, its officers, employees, or directors, except any rights specifically provided for in the Plan or created in accordance with the terms of the Plan.

         8.9 FORFEITURE. Any Participant, regardless of age, whose employment with the Employer is terminated for theft or embezzlement of Employer assets or for accepting bribes from suppliers, or who resigns during the pendency or carrying out of an investigation which establishes such conduct, shall forfeit all of his Plan benefits.

         8.10 SEVERABILITY. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other Plan provision. The Plan shall be construed in all respects as if the invalid or unenforceable provision were omitted.

         8.11    GENDER AND NUMBER.  Masculine pronouns and similar words





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shall be read as the feminine gender where appropriate.  The singular form of words shall be read as plural where appropriate.

         8.12 GOVERNING LAW. The Plan shall be governed and construed in accordance with the laws of the State of Florida.

         8.13 TRANSFERS OF ACCOUNTS. The Employer, in its sole discretion, may direct that the Account of a Participant be directly transferred to any other non-qualified deferred compensation plan and/or trust maintained by the Company, Employer or a Related Company. The Employer, in its sole discretion, may also accept the direct transfer from another non-qualified deferred compensation plan and/or trust maintained by the Company, Employer or a Related Company, any cash or other assets held in such plan and/or trust for the benefit of an Employee. In the event of the acceptance of any such direct transfer, such cash and/or other assets shall be held in an Account for the benefit of such Employee.





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                                  CERTIFICATE
                                  -----------
          The undersigned, Secretary of Convenient Home Services, Inc., hereby certifies that the foregoing is a true and correct copy of the Convenient Home Services, Inc. Deferred Compensation Plan adopted by the Board of Directors effective as of January 1, 1994 and that the same is currently in full force and effect.

          Signed at Cincinnati, Ohio, as of this ___ day of _____________________, 1994.


                                                /s/ Brian A. Brumm
                                                ------------------------------
                                                Brian A.Brumm, Secretary
- ---------------------




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                                   EXHIBIT A
                                   ---------

          "Compensation" means the total amount received by an Employee from the Employer during a Plan Year that is considered "wages" as defined in Code
Section 3401(a) for purposes of income tax withholding at the source, but determined without regard to any rules that limit the remuneration to be included in such wages based on the nature or location of the employment or the services performed.





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